Exhibit 99.1

NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(862) 261-8141

Charlie Mayr
(862) 261-8030

Watson Third Quarter 2011 Net Revenue Climbs 23% to $1.1 Billion;

Non-GAAP Diluted EPS of $1.09; GAAP Diluted EPS of $0.54

- 31% Increase in Non-GAAP Net Income -

- 22% Increase in Adjusted EBITDA -

- Company Increases Full Year 2011 Forecast -

PARSIPPANY, NJ – November 1, 2011 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue of $1.1 billion for the third quarter ended September 30, 2011, an increase of 23 percent when compared to $882.4 million in the third quarter 2010. On a non-GAAP basis, net income for the third quarter 2011 increased 31 percent to $138.7 million or $1.09 per diluted share, compared to $105.9 million or $0.85 per diluted share in the third quarter 2010. GAAP diluted earnings per share for the third quarter 2011 were $0.54, compared to $0.21 in the prior year period. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

For the third quarter 2011, adjusted EBITDA increased 22 percent to $258.2 million, compared to $211.1 million for the third quarter 2010. Cash and marketable securities were $172.5 million as of September 30, 2011.

“Our exceptional performance in the third quarter, as measured by double-digit revenue and earnings growth, was driven once again by our focus on the execution of our business growth strategies in Global Generics and Brands and our continued focus on operational excellence,” said Paul Bisaro, President and CEO. “Revenue growth of nearly 40 percent in our Global Generics segment came from sales of our extended release and oral contraceptive franchises in the US, and increased international product sales including the addition of Specifar. Growth in our Global Brands segment came from continued strong sales of our key promoted products including RAPAFLO®, which reached a milestone of more than 500,000 prescriptions dispensed since launch.”

“With revenues exceeding $1 billion for the second consecutive quarter, we are utilizing our earnings and cash flow to continue our strategic investment into future growth drivers, while strengthening our balance sheet to drive further expansion. Our results have allowed for continued investments in R&D and in sales and marketing, including preparations for the launch of several of our brand products outside of the U.S., as well as continued investment in preparation for the anticipated February 2012 PDUFA date for our progesterone gel product for prevention of preterm birth for women with a shortened cervix.”

“Cash from operations for the third quarter 2011 was $118.4 million and we ended the quarter with $172.5 million in cash and marketable securities and a debt to adjusted EBITDA ratio of just 1.2x. This low level of debt provides us with a great deal of flexibility as we continue to pursue opportunities to expand Watson’s businesses,” concluded Bisaro.

Business Segment Results

Global Generics Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in millions)	2011	2010	2011	2010
Product sales	$792.4	$566.1	$2,158.8	$1,661.0
Other revenue	10.1	11.5	36.1	31.4

Net revenue	802.5	577.6	2,194.9	1,692.4
Operating expenses:
Cost of sales	437.7	290.2	1,165.8	883.6
Research and development	54.6	54.1	167.4	140.9
Selling and marketing	45.3	26.5	113.5	80.9

Segment contribution	$264.9	$206.8	$748.2	$587.0

Segment margin	33.0%	35.8%	34.1%	34.7%
Adjusted gross profit (1)	$372.4	$289.5	$1,037.5	$839.9
Adjusted gross margin	46.5%	50.1%	47.5%	49.6%

(1)

Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business acquisition	$—	$—	$(7.4)	$—
Net revenue from payment received relating to previously divested business	(2.4)	—	(2.4)	—
Operational Excellence Initiative	2.7	4.6	8.2	21.8
Purchase accounting adjustments	7.3	—	10.0	11.8
Acquisition and licensing	—	(2.5)	—	(2.5)

Global Generics net revenue increased 39 percent to $802.5 million in the third quarter. Extended release product sales increased 89 percent to $341.7 million as a result of the launch of methylphenidate ER this year. Third quarter international net revenue was $144.6 million, up 41 percent from the third quarter 2010, as a result of the addition of Specifar Pharmaceuticals in May and a larger number of product launches in key markets during the quarter.

Global Generics adjusted gross margin decreased 3.6 percentage points to 46.5 percent in the third quarter 2011 due to sales of methylphenidate ER at lower margins.

Global Generics R&D investment for third quarter 2011 was $54.6 million, consistent with prior year levels. Selling and marketing expenses for the third quarter 2011 increased $18.8 million to $45.3 million as a result of the addition of Specifar and higher selling and marketing expenses in certain other international markets.

Global Brands Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in millions)	2011	2010	2011	2010
Product sales	$92.5	$82.4	$264.8	$231.7
Other revenue	17.8	17.3	55.3	62.8

Net revenue	110.3	99.7	320.1	294.5
Operating expenses:
Cost of sales	25.4	19.8	68.3	68.1
Research and development	18.8	21.7	60.8	56.2
Selling and marketing	40.8	34.3	122.1	102.2

Segment contribution	$25.3	$23.9	$68.9	$68.0

Segment margin	22.9%	24.0%	21.5%	23.1%
Adjusted gross profit (1)	$85.5	$79.9	$252.4	$226.4
Adjusted gross margin	77.5%	80.1%	78.9%	76.9%

(1)	Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Acquisition and licensing	$0.6	$—	$0.6	$—

Global Brands net revenue increased 11 percent to $110.3 million in the third quarter 2011 as a result of increased sales of key promoted products, including RAPAFLO®, Gelnique®, Trelstar®, Crinone®, and Generess™ Fe.

Adjusted gross margin for the Global Brands segment decreased 2.6 percentage points in the third quarter to 77.5 percent as a result of product mix.

Shortly following the end of the quarter, Watson received approval for its 2 mg and 4 mg formulation of Androderm®. The new smaller size and lower-dose testosterone patch provides highly effective testosterone administration with a 20 percent reduction in the active ingredient from the original strength in a smaller patch size. Watson plans to launch the new Androderm® formulation in the fourth quarter.

Global Brands R&D investment decreased 13 percent to $18.8 million in the third quarter 2011 as a result lower contractual milestone payments when compared with the third quarter of 2010. The decrease was partially offset by increased biosimilar R&D investment and other costs. Selling and marketing expenses increased 19 percent to $40.8 million as a result of increased field force and support costs, including expansion costs in Canada.

Distribution Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2011	2010	2011	2010
Net revenue	$168.8	$205.1	$524.8	$627.3
Operating expenses:
Cost of sales	140.1	174.6	438.1	535.6
Selling and marketing	18.3	17.3	56.4	53.3

Segment contribution	$10.4	$13.2	$30.3	$38.4

Segment margin	6.2%	6.4%	5.8%	6.1%
Gross profit	$28.7	$30.5	$86.7	$91.7
Gross margin	17.0%	14.9%	16.5%	14.6%

Distribution segment net revenue for the third quarter 2011 decreased 18 percent to $168.8 million due to fewer third-party product launches in the quarter. Distribution revenue consists only of sales of third-party products.

Distribution segment gross margin increased 2.1 percentage points to 17.0 percent in the third quarter 2011, as the prior year margins were impacted by a number of product launches at lower margins.

During the quarter, Anda began construction of a 234,000 square foot state-of-the-art distribution facility in Olive Branch, MS, which more closely aligns with Anda’s plans for the growth of this business in the future.

Other Operating Expenses

Consolidated general and administrative expenses were $85.2 million in the third quarter 2011 compared to $163.5 million in the third quarter 2010. The third quarter of 2010 included an $89.9 million charge associated with the Company’s drug pricing litigation. Excluding this prior year charge, general and administrative expenses increased $11.6 million from the third quarter 2010, primarily as a result of higher legal fees and expenses associated with Specifar’s operations that were not in the prior year period. Amortization expense for the third quarter 2011 was $71.8 million, compared to $45.9 million in third quarter 2010, due to amortization of intangible assets acquired in the Specifar acquisition, amortization on newly launched products, and higher amortization rates.

2011 Financial Outlook

Watson’s estimates are based on actual results for the nine months ended September 30, 2011 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. A number of factors are reflected in the updated forecast, and management has sought to appropriately reflect the potential impact from these factors given current visibility into the complex market environment.

•	Watson estimates total net revenue for the full year ended December 31, 2011 at approximately $4.5 billion.

•	Total Global Generic segment net revenue of approximately $3.3 billion

•	Total Global Brand segment net revenue of approximately $445 million

•	Total Distribution segment net revenue of approximately $770 million

•	Adjusted EBITDA of approximately $1.1 billion

•	Non-GAAP diluted earnings per share between $4.55 and $4.65

Included in this forecast is the launch of Atorvastatin scheduled for November 30, 2011. We anticipate the fourth quarter contribution of the Atorvastatin launch to result in between $0.48 and $0.53 of diluted earnings per share for Watson.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss third quarter 2011 financial results, the outlook for the remainder of the year and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 12286209. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, November 22, 2011. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation of strategic transactions; the difficulty of predicting the timing or outcome of litigation and risks that an adverse outcome in such litigation could render Watson liable for substantial financial damages; successful integration of strategic transactions including the acquisition of Specifar Pharmaceuticals; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; fluctuations in foreign currency exchange rates; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2010 and Watson’s quarterly report on Form 10-Q for the period ended June 30, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2011 and 2010:

Table 1

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenues	$1,081.6	$882.4	$3,039.8	$2,614.2

Operating expenses:
Cost of sales (excludes amortization, presented below)	603.2	484.6	1,672.2	1,487.3
Research and development	73.4	75.8	228.2	197.1
Selling, general and administrative	189.6	241.6	541.9	550.2
Amortization	71.8	45.9	203.0	128.0
Loss on asset sales and impairments, net	3.8	0.1	25.6	1.2

Total operating expenses	941.8	848.0	2,670.9	2,363.8

Operating income	139.8	34.4	368.9	250.4

Non-operating income (expense):
Interest income	0.3	0.3	1.6	1.0
Interest expense	(24.4)	(21.4)	(69.1)	(61.7)
Other income	2.9	0.2	(1.1)	28.8

Total other income (expense), net	(21.2)	(20.9)	(68.6)	(31.9)

Income before income taxes and noncontrolling interest	118.6	13.5	300.3	218.5
Provision (benefit) for income taxes	50.9	(12.2)	135.4	52.4

Net income	67.7	25.7	164.9	166.1
Loss attributable to noncontrolling interest	0.4	—	1.2	—

Net income attributable to common shareholders	$68.1	$25.7	$166.1	$166.1

Earnings per share attributable to common shareholders:
Basic	$0.55	$0.21	$1.34	$1.36

Diluted	$0.54	$0.21	$1.31	$1.34

Weighted average shares outstanding:
Basic	124.9	122.6	124.4	122.2

Diluted	126.9	124.3	126.4	123.9

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010:

Table 2

WATSON PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(Unaudited; in millions)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$163.3	$282.8
Marketable securities	9.2	11.1
Accounts receivable, net	700.5	560.9
Inventories, net	679.4	631.0
Other current assets	287.9	313.6
Property and equipment, net	703.2	642.3
Investments and other assets	243.2	225.5
Product rights and other intangibles, net	1,867.2	1,632.0
Goodwill	1,709.6	1,528.1

Total assets	$6,363.5	$5,827.3

Liabilities & Equity
Current liabilities	$1,017.4	$820.7
Long-term debt	1,152.3	1,016.1
Deferred income taxes and other liabilities	706.0	707.9
Total equity	3,487.8	3,282.6

Total liabilities and equity	$6,363.5	$5,827.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 and 2010:

Table 3

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$164.9	$166.1

Reconciliation to net cash provided by operating activities:
Depreciation	70.4	76.4
Amortization	203.0	128.0
Deferred income tax benefit	(51.2)	(75.7)
Provision for inventory reserve	38.3	30.7
Share based compensation	25.6	17.4
(Earnings) losses on equity method investments	5.7	(3.2)
Gain on sale of securities	(0.8)	(26.5)
Accretion of discount on preferred stock and contingent consideration obligation	35.9	21.5
Loss on asset sales and impairments	25.6	0.5
Excess tax benefit from stock-based compensation	(13.7)	—
Other, net	(0.1)	0.9
Changes in assets and liabilities:
Accounts receivable, net	(121.0)	(12.2)
Inventories	(61.2)	(16.3)
Prepaid expenses and other current assets	21.4	28.1
Accounts payable and accrued expenses	98.5	11.7
Deferred revenue	(7.1)	(4.3)
Income and other taxes payable	(15.4)	(25.2)
Other assets and liabilities	(8.6)	4.7

Total adjustments	245.3	156.5

Net cash provided by operating activities	410.2	322.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(87.9)	(33.6)
Acquisition of product rights	(17.7)	(7.4)
Acquisition of business, net of cash acquired	(571.6)	(67.4)
Proceeds from sale of fixed assets	6.4	2.3
Proceeds from sale of cost/equity investments	0.8	94.7
Proceeds from sale of marketable securities	3.1	9.5
Additions to marketable securities	(2.0)	(5.5)
Additions to long-term investments	(0.6)	(13.7)
Other investing activities, net	0.6	1.0

Net cash used in investing activities	(668.9)	(20.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt and other long-term liabilities	—	(274.6)
Principal payment on revolving credit facility and acquired debt	(303.8)	—
Proceeds from borrowings on credit facility	400.0	—
Repurchase of common stock	(13.6)	(5.7)
Acquisition of noncontrolling interest	(5.5)	—
Proceeds from stock plans	53.6	32.5
Payment of contingent consideration	(4.5)	—
Excess tax benefit from stock-based compensation	13.7	—

Net cash provided by (used in) financing activities	139.9	(247.8)

Effect of currency exchange rate changes on cash and cash equivalents	(0.7)	(0.5)

Net (decrease) increase in cash and cash equivalents	(119.5)	54.2
Cash and cash equivalents at beginning of period	282.8	201.4

Cash and cash equivalents at end of period	$163.3	$255.6

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and nine months ended September 30, 2011 and 2010:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP to non-GAAP net income calculation
Reported GAAP net income attributable to common shareholders	$68.1	$25.7	$166.1	$166.1
Adjusted for:
Amortization	72.0	45.9	204.0	128.0
Global supply chain initiative(1)	3.3	9.0	15.1	29.7
Acquisition and licensing charges	9.5	2.4	22.9	23.8
Interest accretion on contingent liabilities	10.8	8.2	29.7	21.6
Non-cash impairment charges	3.8	0.1	25.6	1.2
Non-recurring (gains) losses	(5.1)		(12.2)	(24.8)
Legal settlements	—	89.9	—	92.9
Income taxes on items above	(23.7)	(75.3)	(72.7)	(129.6)

Non-GAAP net income attributable to common shareholders	$138.7	$105.9	$378.5	$308.9

Diluted earnings per share
Diluted earnings per share - GAAP	$0.54	$0.21	$1.31	$1.34

Diluted earnings per share - Non-GAAP	$1.09	$0.85	$2.99	$2.49

Basic weighted average common shares outstanding	124.9	122.6	124.4	122.2
Effect of dilutive securities:
Dilutive share-based compensation arrangements	2.0	1.7	2.0	1.7

Diluted weighted average common shares outstanding	126.9	124.3	126.4	123.9

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income to adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP net income attributable to common shareholders	$68.1	$25.7	$166.1	$166.1
Plus:
Interest expense	24.4	21.4	69.1	61.7
Interest income	(0.3)	(0.3)	(1.6)	(1.0)
Provision for income taxes	50.9	(12.2)	135.4	52.4
Depreciation (includes accelerated depreciation)	23.6	25.1	72.3	76.4
Amortization(1)	72.0	45.9	204.0	128.0

EBITDA	238.7	105.6	645.3	483.6

Adjusted for:
Global supply chain initiative	2.3	6.7	10.7	23.2
Acquisition and licensing charges	9.5	2.4	22.9	23.9
Non-cash impairment charges	3.8	0.1	25.6	1.2
Non-recurring (gains) losses	(5.1)	—	(12.2)	(24.8)
Legal settlements	—	89.9	—	92.9
Accretion income	(0.2)	—	(0.2)	—
Share-based compensation	9.2	6.4	25.4	17.4

Adjusted EBITDA	$258.2	$211.1	$717.5	$617.4

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Non-GAAP Earnings per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2011
	Low	High
GAAP to Non-GAAP net income calculation
GAAP net income	$252	$265
Adjusted for:
Amortization	340	340
Global supply chain initiative	17	17
Acquisition and licensing charges	29	29
Interest accretion on contingent liability	41	41
Non-cash impairment charges	26	26
Non-recurring (gains) losses	(12)	(12)
Income taxes on items above	(117)	(117)

Non-GAAP net income	$576	$589

Diluted earnings per share
Diluted earnings per share - GAAP	$1.99	$2.09

Diluted earnings per share - Non-GAAP	$4.55	$4.65

Diluted weighted average common shares outstanding	126.6	126.6

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2011
	Low	High
GAAP net income	$252	$265
Plus:
Interest expense	93	93
Interest income	(2)	(2)
Provision for income taxes	211	218
Depreciation (includes accelerated depreciation)	100	100
Amortization	340	340

EBITDA	994	1,014

Adjusted for:
Global supply chain initiative	11	11
Acquisition and licensing charges	29	29
Non-cash impairment charges	25	25
Non-recurring (gains) losses	(12)	(12)
Share-based compensation	33	33

Adjusted EBITDA	$1,080	$1,100

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.